 Exhibit 99.1

American Public Education Reports Second Quarter 2025 Financial Results

Q2 2025 Revenue, Net Income, and Adjusted EBITDA Exceeded Guidance

Simplification Continues with Sale of Graduate School USA, Redemption of All Preferred Equity, and Sale of Two Administrative Office Buildings

CHARLES TOWN, W.V. – August 6, 2025 -- American Public Education, Inc. (Nasdaq: APEI), a portfolio of education companies providing online and campus-based postsecondary education to over 105,000 students through three subsidiary institutions, has reported unaudited financial and operational results for the second quarter ended June 30, 2025.

Key Second Quarter 2025 Highlights

•	Consolidated revenue for Q2 2025 increased 6.5% year-over-year to $162.8 million.

•	Net loss available to common stockholders in Q2 2025 was ($0.3) million, which reflects a $3.5 million loss on the redemption of the preferred equity, compared to a net loss available to common stockholders of ($1.2) million in Q2 2024.

•	Q2 2025 Adjusted EBITDA increased 38.2% to $15.1 million compared to $10.9 million in Q2 2024.

•	Reconfirming full year 2025 revenue estimate of between $650 million and $660 million. Resetting guidance for full year 2025 net income available to common stockholders to a range between $18 and $24 million to reflect losses associated with the sale of Graduate School USA and a loss on the preferred equity redemption. Increasing guidance for full year 2025 Adjusted EBITDA to a range between $81 million and $88 million.

•	Simplification continues with the redemption of all of the Series A Senior Preferred Stock, and the sale of two administrative office buildings in Charles Town, WV.

Key Regulatory Updates

•	In May 2025, the Department of Education released Rasmussen University (“RU”) from the temporary growth restrictions that restricted Rasmussen University from adding new programs and locations and were imposed in connection with APEI’s acquisition of Rasmussen University in 2021.

•	In addition, also in May 2025, ED released RU’s $24.5 million letter of credit stemming from its 2020 composite score, and the related cash was thereby no longer restricted.

Key Subsequent Event

•	APEI completed the sale of Graduate School USA on July 25, 2025.

Management Commentary

"At APEI, we continue to simplify our business, execute on our growth strategy and deliver on our stated financial results,” said Angela Selden, President and Chief Executive Officer of APEI. “We exceeded the expectations we set for the second quarter with continued enrollment growth in our education units.”

“Our balance sheet was further improved through the redemption of our preferred equity, which will save approximately $6 million of go-forward annual cash expenses, and completed the sale of two corporate administrative buildings. In the second quarter, the Department of Education released the letter of credit of $24.5 million of cash that was previously held as restricted cash on our balance sheet. Finally, we are pleased to announce that we have completed the sale of GSUSA, which closed on July 25, 2025.”

Second Quarter 2025 Financial Results

•	Total consolidated revenue for the three months ended June 30, 2025, was $162.8 million, an increase of $9.9 million, or 6.5%, compared to $152.9 million in the prior year period. The increase in revenue was primarily due to a $6.5 million increase in revenue in our RU Segment, a $4.7 million increase in our American Public University System (“APUS”) Segment, and a $1.7 million increase in our Hondros College of Nursing (“HCN”) Segment.

•	Total costs and expenses for the three months ended June 30, 2025, were $155.7 million, an increase of $5.1 million, or 3.4%, compared to $150.7 million in the prior year. The increase in costs and expenses was due primarily to increases in employee compensation costs, professional fees, and classroom and course materials costs, partially offset by decreases in information technology costs, depreciation and amortization expenses, and occupancy costs.

o	Instructional costs and services expenses for the three months ended June 30, 2025, were $78.4 million, an increase of $2.2 million, or 2.9%, compared to $76.2 million in the prior year period.

o	Selling and promotional expenses for the three months ended June 30, 2025, were $35.0 million, an increase of $1.2 million, or 3.6%, compared to $33.8 million in the prior year

o	General and administrative expenses for the three months ended June 30, 2025, were $38.1 million, an increase of $3.7 million, or 10.8%, compared to $34.4 million in the prior year and include $1.7 million in professional fees related to the planned combination of APUS, RU, and HCN into one consolidated institution that will be a system encompassing all APUS, RU, and HCN programs, campuses, and operations and the sale of Graduate School USA. General and administrative expenses as a percentage of revenue increased to 23.4% for the three months ended June 30, 2025, from 22.5% for the three months ended June 30, 2024.

•	Net loss available to common stockholders was ($0.3) million, or ($0.02) per diluted common share for the three months ended June 30, 2025, compared to a net loss of ($1.2) million, or ($0.06) per diluted common share in the prior year period. Included in the second quarter 2025 net loss is a $3.5 million loss on redemption of preferred stock.

•	Adjusted EBITDA was $15.1 million for the three months ended June 30, 2025, compared to $10.9 million in the prior year period. Adjusted EBITDA excludes adjustment for stock compensation, loss on disposals of long-lived assets, transition services, severance expense, other professional fees, and loss on leases.

Balance Sheet and Liquidity

Total cash, cash equivalents, and restricted cash was $176.6 million at June 30, 2025, compared to $158.9 million and December 31, 2024, representing an increase of $17.6 million, or 11.1%. Total unrestricted cash and cash equivalents was $174.9 million at June 30, 2025 compared to $131.9 million at December 31, 2024.

Registrations and Enrollment

	Q2 2025	Q2 2024	% Change
American Public University System[1]
For the three months ended June 30, Net Course Registrations	96,400	89,800	7.3%

Rasmussen University[2]
For the three months ended June 30, Total Student Enrollment	14,600	13,600	7.4%

Hondros College of Nursing[3]
For the three months ended June 30, Total Student Enrollment	3,700	3,300	13.5%

1.	APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.

2.	RU Total Student Enrollment represents students in an active status as of the full-term census or billing date.

3.	HCN Total Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Second Quarter and Full Year 2025 Outlook

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI's earnings conference call and presentation for further details.

	Third Quarter 2025 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	97,000 to 99,000	5% to 7%
HCN Student enrollment	3,700	18%
RU Student enrollment	14,900	10%
- On-ground Healthcare	6,700	12%
- Online	8,200	11%

($ in millions except EPS)
APEI Consolidated revenue	$159.0 – $161.0	4% to 5%
APEI Net loss/income available to common stockholders	($2.9) – ($0.8)	n.a.
APEI Adjusted EBITDA	$15.0 – $17.0	16% to 32%
APEI Diluted EPS	($0.15) – ($0.04)	n.a.

Full Year 2025 Guidance
	(Approximate)	(% Yr/Yr Change)
($ in millions)
APEI Consolidated Revenue	$650 – $660	4% to 6%
APEI Net income available to common stockholders	$18 – $24	84% to 142%
APEI Adjusted EBITDA	$81 – $88	12% to 22%
APEI Capital Expenditure (CapEx)	$18 – $22	(14%) to 4%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI's operating profit and cash generation capabilities.

For the three months ended June 30, 2025, and 2024, adjusted EBITDA excludes stock compensation, loss on disposals of long-lived assets, loss on assets held for sale, other professional fees and loss on leases.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures is that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions "GAAP Net Income to Adjusted EBITDA," and "GAAP Outlook Net Income to Outlook Adjusted EBITDA") and not to rely on any single financial measure to evaluate its business.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System, Rasmussen University, and Hondros College of Nursing provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 88,000 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 125-year-old nursing and health sciences-focused institution that serves approximately 14,900 students across its 20 campuses in six states and online. It also has schools of Business, Technology, Design, Early Childhood Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 3,700 total students.

Both APUS and Rasmussen University are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). Graduate School USA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance data, as reported by Military Times, and Veterans Administration student enrollment data as of 2024.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "plan," "should," "will," "would," and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding the Company's future path, expected growth, registration, enrollments, revenues, net income, Adjusted EBITDA and EBITDA, capital expenditures, the growth and profitability of Rasmussen University and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI's failure to comply with regulatory and accrediting agency requirements, including the "90/10 Rule", and to maintain institutional accreditation and the impacts of any actions APEI may take to prevent or correct such failure; changes in the postsecondary education regulatory environment as a result of U.S. federal elections, including any changes by or as a result of actions of the current administration to the operations of the Department of Education or changes to or the elimination or implementation of laws, regulations, standards, policies, and practices; potential or actual government shutdowns; the impact, timing, and projected benefits of the planned combination of APUS, RU, and HCN into one consolidated institution; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; changing market demands; declines in enrollments at APEI's subsidiaries; APEI's inability to effectively market its institutions' programs; APEI's inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; the loss or disruption of APEI's ability to receive funds under Title IV or tuition assistance programs or the reduction, elimination, or suspension of federal funds; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI's loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; economic and market conditions and changes in interest rates; difficulties involving acquisitions; APEI's indebtedness and preferred stock, including the refinancing or redemption thereof; APEI's dependence on and the need to continue to invest in its technology infrastructure, including with respect to third-party vendors; the inability to recognize the anticipated benefits of APEI's cost savings and revenue generating efforts; APEI's ability to manage and limit its exposure to bad debt; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2024, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Company Contact
Frank Tutalo
Director, Public Relations
American Public Education, Inc.
ftutalo@apei.com
571-358-3042

Investor Relations
Brian M. Prenoveau, CFA

MZ North America

Direct: 561-489-5315
APEI@mzgroup.us

American Public Education, Inc.

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended
	June 30,
	2025	2024
	(unaudited)
Revenue	$162,766	$152,895
Costs and expenses:
Instructional costs and services	78,423	76,216
Selling and promotional	35,048	33,838
General and administrative	38,147	34,426
Depreciation and amortization	4,088	5,232
Loss on leases	-	779
Loss on disposals of long-lived assets	35	184
Total costs and expenses	155,741	150,675
Income from operations before interest and income taxes	7,025	2,220
Interest expense, net	(1,108)	(785)
Income before income taxes	5,917	1,435
Income tax expense	1,421	(16)
Equity investment loss	-	(1,080)
Net income	$4,496	$371
Preferred stock dividends	1,319	1,531
Loss on redemption of preferred stock	3,501	-
Net loss available to common stockholders	$(324)	$(1,160)

Loss per common share:
Basic	$(0.02)	$(0.07)
Diluted	$(0.02)	$(0.06)

Weighted average number of common shares:
Basic	18,034	17,627
Diluted	18,597	18,134

	Three Months Ended
Segment Information:	June 30,
	2025	2024
Revenue:
APUS Segment	$81,731	$77,048
RU Segment	$59,521	$53,034
HCN Segment	$18,134	$16,409
Corporate and other[1]	$3,380	$6,404
Income (loss) from operations before interest and income taxes:
APUS Segment	$21,442	$18,291
RU Segment	$(1,976)	$(8,826)
HCN Segment	$(402)	$(744)
Corporate and other	$(12,039)	$(6,501)

American Public Education, Inc.

Consolidated Balance Sheet

(In thousands)

	As of June 30, 2025	As of December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$176,579	$158,941
Accounts receivable, net of allowance of $19,788 in 2025 and $19,280 in 2024	37,575	62,465
Prepaid expenses	18,308	13,748
Income tax receivable	2,496	949
Assets held for sale	-	24,469
Total current assets	234,958	260,572
Property and equipment, net	72,613	73,383
Operating lease assets, net	89,477	94,776
Deferred income taxes	45,957	47,311
Intangible assets, net	28,221	28,221
Goodwill	59,593	59,593
Other assets, net	6,550	6,247
Total assets	$537,369	$570,103
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,067	$7,847
Accrued compensation and benefits	20,317	20,546
Accrued liabilities	14,109	13,735
Deferred revenue and student deposits	24,967	23,474
Lease liabilities, current	13,447	13,553
Total current liabilities	82,907	79,155
Lease liabilities, long-term	88,160	93,645
Long-term debt, net	94,062	93,424
Total liabilities	$265,129	$266,224

Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; 400 shares issued and outstanding in 2024, ($117,439 liquidation preference per share, $46,976 in aggregate, for 2024) (Note 12)	-	39,691
Common stock, $.01 par value; 100,000,000 shares authorized; 18,061,599 issued and outstanding in 2025; 17,712,575 issued and outstanding in 2024	180	177
Additional paid-in capital	306,756	305,823
Accumulated other comprehensive loss	(28)	(7)
Accumulated deficit	(34,668)	(41,805)
Total stockholders’ equity	272,240	303,879
Total liabilities and stockholders’ equity	$537,369	$570,103

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2025	2024	2025	2024
Net (loss) income available to common stockholders	$(324)	$(1,160)	$7,137	$(2,179)
Preferred dividends	1,319	1,531	2,751	3,066
Loss on redemption of preferred stock	3,501	-	3,501	-
Net income	$4,496	$371	$13,389	$887
Income tax expense	1,421	(16)	3,887	1,197
Interest expense, net	1,108	785	1,995	911
Equity investment loss	-	1,080	-	4,407
Depreciation and amortization	4,088	5,232	8,080	10,360
EBITDA	11,113	7,452	27,351	17,762

Loss on assets held for sale	-	-	1,527	-
Loss on leases	-	779	-	3,715
Other professional fees	1,715	-	2,704	-
Stock compensation	2,238	1,823	4,501	3,741
Loss on disposals of long-lived assets	35	184	265	212
Transition services costs	-	182	-	2,047
Severance	-	505	-	505
Adjusted EBITDA	$15,101	$10,925	$36,348	$27,982

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s outlook GAAP net income to the calculation of outlook adjusted EBITDA for the three months ending September 30, 2025 and twelve months ending December 31, 2025:

	Three Months Ending		Twelve Months Ending
	September 30, 2025		December 31, 2025
(in thousands, except per share data)	Low	High	Low	High
Net income/(loss) available to common stockholders	$(2,859)	$(759)	$18,528	$24,733
Preferred dividends	-	-	2,751	2,751
Loss on redemption of preferred stock	-	-	3,501	3,501
Net Income/(Loss)	(2,859)	(759)	24,780	30,985
Income tax expense/(benefit)	(1,225)	(325)	9,165	11,460
Interest expense	1,476	1,476	4,857	4,857
Loss on minority investment	-	-	-	-
Depreciation and amortization	4,555	4,555	17,360	17,360
EBITDA	1,947	4,947	56,163	64,663
Stock compensation	2,229	2,229	8,890	8,890
Professional Services	980	980	4,280	4,280
Transition services cost	1,345	1,345	1,375	1,375
Loss on Sale of GSUSA	8,500	7,000	8,500	7,000
Other loses	-	-	1,792	1,792
Adjusted EBITDA	$15,000	$16,500	$81,000	$88,000